Exhibit 99.1

Federal Trust Corporation Announces

Record Second Quarter Earnings for 2004

And Total Assets Surpassed $500 Million

Sanford, Florida (PR Newswire) – July 20, 2004 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation reported today that the Company earnings for the quarter ending June 30, 2004 achieved a new record high. Net earnings were $838,000, up 22% from the $686,000 in earnings for the second quarter of 2003. On a per share basis, second quarter earnings were $.13 per basic and diluted share, compared to $.10 per basic and diluted share for the second quarter of 2003. Year-to-date earnings for 2004 increased $308,000, or 23%, to $1,648,000 in 2004 from $1,340,000 in 2003. For the first six months of 2004 and 2003, basic and diluted earnings per share were $.25 and $.20, respectively. The increase in earnings for the first half of 2004 is attributable to the Company’s continued growth in assets and the improvement in net interest income, which increased $1.2 million, or 22%, while other expenses increased $376,000, or 9%.

At June 30, 2004, Federal Trust’s total assets were $515 million, an increase of $81 million, or 19% from June 30, 2003. Stockholders’ equity at the end of the second quarter of 2004 was $27 million, and the book value per share was $4.19.

President Suskiewich stated, “We are very pleased to announce our best earnings quarter to date.” He went on to say, “Having reached the significant milestone of $500 million in total assets, we have become the largest locally headquartered financial institution in our market. To provide the capital necessary to support our growth and expansion plans, we have commenced a public offering of 1.2 million shares of our common stock, which is expected to raise over $8.5 million of additional capital for the Company.”

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At July 16, 2004, the closing price was $7.45 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $510 million federally-chartered, FDIC insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	June 30, 2004	June 30, 2003	% Change
Total assets	$515,372	$434,366	19%
Investment securities	38,775	38,237	1%
Loans	439,100	359,721	22%
Deposits	345,837	296,625	17%
Shareholders’ equity	27,353	26,339	4%
Book value per share	$4.19	$4.00	5%

	Three Months Ended
	June 30, 2004	June 30, 2003	% Change
Interest income	$5,586	$5,016	11%
Interest expense	2,517	2,446	3%
Net interest income	3,069	2,570	19%
Provision for loan losses	150	105	43%
Noninterest income	614	663	(7)%
Noninterest expenses	2,276	2,108	8%
Provision for income taxes	419	334	25%
Net earnings	838	686	22%

Earnings per share-basic	$.13	$0.10	30%
Earnings per share-fully diluted	$.13	$0.10	30%
Average common shares outstanding	6,530	6,591	(1)%

Return on average assets	0.67%	0.65%	3%
Return on average equity	12.23%	10.52%	16%
Net interest margin	2.66%	2.60%	2%

	Six Months Ended
	June 30, 2004	June 30, 2003	% Change
Interest income	$11,384	$10,509	8%
Interest expense	4,910	5,218	(6)%
Net interest income	6,474	5,291	22%
Provision for loan losses	700	325	215%
Noninterest income	1,292	1,270	2%
Noninterest expenses	4,622	4,246	9%
Provision for income taxes	796	650	22%
Net earnings	1,648	1,340	23%

Earnings per share-basic	$.25	$0.20	25%
Earnings per share-fully diluted	$.25	$0.20	25%
Average common shares outstanding	6,530	6,591	(1)%

Return on average assets	0.67%	0.65%	3%
Return on average equity	12.25%	10.43%	17%
Net interest margin	2.83%	2.69%	5%

This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street, Sanford, Florida 32771